Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, Lila Sharifian
(212) 850-5651, (212) 850-5708

For Immediate Release

GUITAR CENTER ANNOUNCES BETTER THAN EXPECTED 2004 FOURTH QUARTER AND FULL YEAR RESULTS

~ Fourth Quarter Diluted EPS of $0.95 Exceeds Expectations ~

~ Full Year Consolidated Net Income Rises 72.1% ~

Westlake Village, CA (February 9, 2005) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced financial results for the fourth quarter and full year ended December 31, 2004.

Consolidated net income for the quarter increased 37.8% to $27.1 million, or $0.95 per diluted share, exceeding previously announced expectations.  Earnings per diluted share includes the previously announced one-time after-tax charge of approximately $1.2 million, or $0.04 per diluted share, recorded in connection with the termination of the Company’s existing employment agreement with Larry Thomas.  In addition, the diluted per share amount is based on 29.4 million diluted shares, which includes the 2.9 million conversion shares related to the Company’s senior convertible notes deemed to be outstanding for purposes of calculating diluted earnings per share under the “if-converted” method of accounting.  Fourth quarter consolidated net income in 2003 was $19.7 million, or $0.78 per diluted share.  Full year consolidated net income rose 72.1% to $63.4 million, or $2.36 per diluted share, from $36.9 million, or $1.50 per diluted share, last year.

As previously announced, fourth quarter consolidated net sales increased 18.5% to $468.9 million from $395.8 million in the comparable period last year.  Consolidated net sales for the year increased 18.7% to $1.513 billion from $1.275 billion last year.

Bruce Ross, Chief Financial Officer of Guitar Center, said, “We are thrilled with our better than anticipated fourth quarter and full year results, which reflect another period of solid performance in our Guitar Center and Musician’s Friend divisions.  As a result of our 18.5% consolidated net sales growth during the quarter as well as our continued execution across our Company, we achieved diluted earnings per share of $0.95 for the quarter.  Throughout 2004, our Guitar Center stores demonstrated continued strength that culminated in a 10% increase in comparable Guitar Center store sales and helped drive our 18.7% increase in consolidated net sales for the full year.  The benefits of our infrastructure improvements at Musician’s Friend remained evident in that division’s 20.7% increase in net sales as well as the reduction in SG&A expense as a percent of sales.  Overall, our efforts to drive traffic, carefully plan merchandise assortments, and generate supply chain efficiencies resulted in our 72.1% growth in consolidated net income.”

Guitar Center Stores

During the fourth quarter, net sales from Guitar Center stores rose 18.4% to $362.8 million, driven by a comparable Guitar Center store sales increase of 10% as well as new store contribution of $25.1 million, representing 44% of the total increase.  In comparison, net sales from Guitar Center stores in the fourth quarter of 2003 were $306.3 million.  Gross margin, after buying and occupancy costs, improved to 28.6% from 27.7% in the year-ago period due to improvement in selling margin, leveraging of occupancy costs and lower inventory shrink.  Selling, general, and administrative expenses, inclusive of corporate general and administrative expenses, was 19.4% of net sales versus 19.3% in the same period last year.

We opened one large format store in Naperville, Chicago, IL during the quarter, adding 15,000 square feet of retail space and raising total Guitar Center retail space to 2.087 million square feet at the end of the year.

Musician’s Friend

Fourth quarter Musician’s Friend net sales rose 20.3% to $94.4 million from $78.5 million in the fourth quarter of 2003.  Gross margin was 32.2% versus 32.5% in the year-ago period, reflecting reduced selling margins due to competitive pressure, partially offset by reduced freight costs.  Selling, general, and administrative expenses decreased to 19.1% from 20.8% in the comparable period last year due to leveraging from higher than expected sales and operational efficiencies.

American Music

Net sales for the quarter from American Music stores were $11.7 million, a 6.2% increase from $11.0 million generated in the same period of 2003 aided by the acquisition of Karnes Music.  Comparable American Music store sales decreased 2% for the quarter.  Fourth quarter gross margin expanded 180 basis points to 36.1% from 34.3% in the same period last year due primarily to an increase in selling margin resulting from a change in product mix.  Selling, general, and administrative expenses for the quarter were 43.3% of net sales compared with 43.4% in last year’s fourth quarter.  As expected, the American Music stores generated an operating loss of approximately $800,000 for the fourth quarter on a pre-tax basis.  Separately, today we also announced that we have entered into an agreement to purchase Music & Arts Center, a band instrument retailer based in Maryland.

Credit Agreement

In addition, we amended our credit agreement in February in order to have greater financial and operational flexibility.  The amendment allows us the option to expand the facility size from $125 million to $150 million and also extends the facility to December 2010, reduces the interest rate spreads, and reduces various fees.

Business Outlook

Based on current business and economic conditions, we continue to anticipate first quarter 2005 consolidated net sales will be in the range of $390.6 million to $399.0 million and diluted earnings per share between $0.48 and $0.52, as projected in December of 2004.  In addition, to date in the first quarter, we have opened two Guitar Center stores in Flint, Michigan and Tulsa, Oklahoma and plan to open six additional stores during the first quarter.

The comments regarding future financial performance in the immediately preceding paragraph constitutes forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934.  This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below.

Pro Forma Data

We have prepared pro forma data applicable to the fourth quarter and year ended December 31, 2004 to supplement our results determined under applicable generally accepted accounting principles (GAAP).  This information should be read in conjunction with our financial statements prepared under GAAP which are attached to this release.

As previously indicated in our July 1, 2004 8-K filing, holders of Guitar Center 4.0% Senior Convertible Notes due 2013, if they elected, could have converted the notes into common stock commencing July 16, 2004.  As the notes were convertible during the third and fourth fiscal quarters of 2004, during such periods our earnings per share under applicable GAAP were determined pursuant to the “if-converted” method.  Based on recent pronouncements of the Financial Accounting Standards Board, or FASB, the “if-converted” method of accounting is expected to be required by GAAP for all future periods, regardless of the trading price of our common stock.

The following pro forma data reflects the impact to diluted earnings per share using the “if-converted” method for the year ended December 31, 2004.  This method assumes conversion of convertible securities at the beginning of the respective reporting periods.  We have provided this pro forma data in light of the pending change in GAAP applicable to the convertible bonds and to enhance investor analysis of the earnings per share information.

Pro forma amounts are not meant as a substitute for financial data determined under applicable GAAP, but are included solely for informational purposes.  The following table illustrates the adjustments assuming application of the “if-converted” method as of January 1, 2004 and reconciles the pro forma data to the financial statements:

	Three months ended December 31, 2004	Year ended December 31, 2004
	(in thousands, except per share amounts)

Calculation of diluted earnings per share under GAAP
Net income	$27,090	$63,425
Add back interest, net of tax, on 4% Senior Convertible notes (a)	733	1,466
Net income excluding interest expense on 4% Senior Convertible Notes	27,823	64,891

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertibles Notes	26,508	26,084

Incremental shares on assumed conversion of 4% Senior Convertible Notes (b)	2,892	1,446

Diluted weighted average shares outstanding	29,400	27,530

Diluted net income per share	$0.95	$2.36

Pro forma calculation of diluted earnings per share assuming “as if converted” for the entire period
Net income		$63,425
Add back interest, net of tax on 4% Senior Convertible notes (a)		2,932
Net income excluding interest expense on 4% Senior Convertible Notes		66,357

Diluted weighted average shares outstanding excluding shares on 4% Senior Convertibles Notes		26,084

Pro forma incremental shares on assumed conversion of 4% Senior Convertible Notes (b)		2,892

Pro forma diluted weighted average shares outstanding		28,976

Pro forma diluted net income per share		$2.29

Pro forma dilutive effect from 4% Senior Convertible Notes		$(0.07)

(a)          Represents the interest expense, including amortization of deferred financing costs, on the 4% Senior Notes, net of tax, using an effective tax rate of 38.1%.

(b)         Represents the assumed convertible shares outstanding on the 4% Senior Notes.

Teleconference and Webcast

Guitar Center will host a conference call and webcast today at 6:00 a.m. PST (9:00 a.m. EST) to discuss fourth quarter and full year financial results, as well as the Company’s agreement to acquire Music & Arts Center announced today in a separate press release.  Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com/investors/irsupplemental_java.shtml.  To access the call, please dial 800-627-7250 (domestic) or 706-645-9246 (international); Conference ID Guitar Center.  The webcast will be available on the Company’s web site at www.guitarcenter.com or at www.fulldisclosure.com.  A replay of the call will be available through February 16, 2005 and can be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international); pin number 3755672.  A replay of the webcast will be available at www.guitarcenter.com.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 138 Guitar Center stores, with 114 stores in 46 major markets and 24 stores in secondary markets across the U.S.  In addition, the American Music division operates 19 locations specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in the first quarter of 2005, and store opening plans.  This earnings guidance and the other financial and statistical data provided is based on preliminary, unaudited internal operating data that is subject to adjustment and also assumes the Music & Arts transaction will not close in the first quarter of 2005.  Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including the existence of armed conflict involving the U.S., the effectiveness of our promotion and merchandising strategies, and competitive factors applicable to our retail and direct response markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

Tables Follow